Exhibit 99 (K)(1) Opinion and Consent of Ian Macleod, Attorney-in-Fact
1475 Dunwoody Drive West Chester PA 19380	Ian Macleod ian.macleod@resolutionlife.us www.resolutionlife.com

Board of Directors Farmers New World Life Insurance Company Farmers Annuity Separate Account A 3120 139th Ave SE, Suite 300 Bellevue, Washington 98005
 April 30, 2026
Ladies and Gentlemen:
1.
In my capacity as Attorney-in-Fact for Farmers New World Life Insurance Company (“Farmers”), I have participated in the preparation and review of this Post-Effective Amendment No. 20 to the Registration Statement on Form N-6 (File No. 333-149540) filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of individual flexible premium variable life insurance policies (the “Policies”) to be issued with respect to Farmers Variable Life Separate Account A (the “Account”). The Account was established on April 6, 1999, by the Board of Directors of Farmers as a separate account for assets applicable to the Policies, pursuant to the provisions of Section 48.18A.020 of the Washington Insurance Laws.

2.	The Account is a separate account of Farmers validly existing pursuant to Washington law and the regulations issued thereunder.
3.	Contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Farmers in accordance with their terms.
In arriving at the foregoing opinion, I have made such examination of law and examine such records and other documents as I judged to be necessary or appropriate.
I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.
Sincerely yours,
/s/ Ian Macleod

Ian Macleod
Attorney-in-Fact
Security Life of Denver Insurance Company